SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 4, 2011

       AARON’S, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (404) 231-0011

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2011, the Board of Directors of Aaron’s, Inc. (the “Company”) accepted the resignation of Robert C. Loudermilk, Jr. from his positions as President and Chief Executive Officer of the Company.  Mr. Loudermilk, Jr. tendered his resignation from those positions in order to concentrate his time and attention on his health and on personal and family real estate interests.  He also resigned as a member of the Board.

The Board appointed Board member Ronald W. Allen to serve as interim President and Chief Executive Officer while a committee of the Board conducts a search to identify a successor.

In consideration of Mr. Allen’s agreement to serve as interim President and Chief Executive Officer, he was awarded 12,500 shares of restricted stock that vest on the third anniversary of grant.  His other compensation as President and Chief Executive Officer will initially be the same as Mr. Loudermilk, Jr.’s compensation immediately prior to his resignation, including an annual salary of $695,000 and an initial annual cash incentive opportunity equal to 0.25% of the Company’s pre-tax earnings for the fiscal year ending December 31, 2011, prorated for his partial year of service.

Mr. Allen, 69, has served as a Director of the Company since 1997.  He was Chairman and Chief Executive Officer of Delta Air Lines, Inc., an international air passenger carrier, from 1987 to 1997.  He also served as President of Delta from 1983 to 1987 and from 1993 to 1997, and Chief Operating Officer from 1983 to 1997.  He currently serves as Chairman of the Board of Guided Therapeutics, Inc. and as a Director of The Coca-Cola Company, Aircastle Limited and Forward Air Corporation.

Item 7.01                      Regulation FD Disclosure.

On November 4, 2011, the Company issued a press release announcing the resignation of Mr. Loudermilk, Jr. from his positions as President, Chief Executive Officer and Director of the Company, and the appointment of Mr. Allen as interim President and Chief Executive Officer.  The press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated November 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.

	By:	/s/ Gilbert L. Danielson
Gilbert L. Danielson
Executive Vice President and Chief Financial Officer
Date: November 10, 2011